Exhibit 99.1

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Cardinal Health Inc.’s (the “Company”) filings with the Securities and Exchange Commission (the “SEC”), including Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include directly or by incorporation by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	competitive pressures in the markets in which the company operates, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for the company’s products and services;

•	uncertainties regarding the features of government healthcare reform initiatives and their enactment and implementation;

•	the loss of or material reduction in the purchase or default by one or more key customers;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

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changes in the frequency or magnitude of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to the company, or changes in the timing of generic launches or the introduction of branded pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	uncertainties related to the company’s divestiture strategy, including difficulties in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner;

•	the company’s ability to introduce and market new products and its ability to keep pace with advances in technology;

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changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	uncertainties related to recent disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit;

•	the continued financial viability and success of our customers, suppliers and franchisees and the potential impact on our customers, suppliers and franchisees of declining economic conditions;

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actions of regulatory bodies and other governmental authorities, including the DEA, the FDA, the NRC, HHS, various state boards of pharmacy and state health departments that could delay, limit or suspend product development, manufacturing, distribution or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

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costs or claims resulting from potential errors or defects in our manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, patent infringement claims, or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	increased costs for the components, compounds, raw materials or energy used by our businesses, including radioisotopes, oil and gas, or shortages in these inputs;

•	the risks of counterfeit products in the supply chain;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

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difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information or controls systems;

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions;

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risks associated with the spin-off of CareFusion Corporation (“CareFusion”) including risks of not obtaining the intended benefits from the spin-off, risks of non-performance under spin-off agreements, risks relating to less diversification, and risks relating to adverse tax consequences to the Company and/or the Company’s shareholders;

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risks associated with the Company’s minority investment in CareFusion such as, risks relating to CareFusion’s business, and risks relating to the disposition of the retained shares of CareFusion common stock; and

•	other factors described in “Item 1A: Risk Factors” of the Form 10-Q for the period ended September 30, 2009.

The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “target,” “intend,” “seek,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, except to the extent required under applicable law.

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